Exhibit 99.d(1)(c)

AMENDMENT NO. 3

AMENDED AND RESTATED MASTER INVESTMENT ADVISORY AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of September 16, 2026, amends the Amended and Restated Master Investment Advisory Agreement (the “Agreement”), dated July 1, 2020, by and between Short-Term Investments Trust, a Delaware statutory trust (the “Trust”), and Invesco Advisers Inc., a Delaware corporation (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to add Invesco Stablecoin Reserves Onchain Fund, a series portfolio of the Trust, effective September 16, 2026.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:

APPENDIX A

FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Government & Agency Portfolio	June 1, 2000

Invesco Stablecoin Reserves Onchain Fund	September 16, 2026

Invesco Treasury Obligations Portfolio	June 1, 2000

Invesco Treasury Portfolio	June 1, 2000

APPENDIX B

COMPENSATION TO THE ADVISER

The Trust shall pay the Adviser, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

Invesco Government & Agency Portfolio

Net Assets	Annual Rate
All Assets	0.10%

Invesco Stablecoin Reserves Onchain Fund

Net Assets	Annual Rate
All Assets	0.15%

Invesco Treasury Obligations Portfolio

Net Assets	Annual Rate
First $250 million	0.20%
Over $250 million up to and including $500 million	0.15%
Over $500 million	0.10%

Invesco Treasury Portfolio

Net Assets	Annual Rate
All Assets	0.15%

2.            In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers on the date first written above.

SHORT-TERM INVESTMENTS TRUST

By:	/s/ Glenn Brightman
Name:	Glenn Brightman
Title:	President & Principal Executive Officer

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Name:	Melanie Ringold
Title:	Secretary & Senior Vice President